EXHIBIT 99.3

For Information
Brent A. Collins
303-861-8140
FOR IMMEDIATE RELEASE

ST. MARY ANNOUNCES COMPLETION OF NEW CREDIT FACILITY

DENVER, April 15, 2009 – St. Mary Land & Exploration Company (NYSE: SM) announces that the Company has entered into a new senior secured revolving credit facility.  The bank group, comprised of 12 banks, has approved a $900 million borrowing base.  The current commitment amount from the bank group is $678 million, which is an increase from the $500 million in commitments provided in the previous facility.  As of April 14, 2009, St. Mary has $312 million drawn under this facility.  The new credit facility will mature on July 31, 2012, with the next redetermination of the borrowing base scheduled to be completed no later than October 1, 2009.  The final agreement, which includes the specific terms and covenants governing the credit facility, will be filed with the Securities and Exchange Commission.

Wade Pursell, Executive Vice President and CFO, commented, “We are pleased to finalize this new credit facility.  The increase in our commitments from the bank group during a very difficult credit market is a testament to the solid reserve base and credit standing of St. Mary.  We believe it is important to have dry powder available to take advantage of opportunities that could present themselves in the near term or to weather a prolonged period of depressed commodity prices.  This new facility enhances our solid financial position and the Company is well positioned to execute on its long-term business plan.”

INFORMATION ABOUT FORWARD LOOKING STATEMENTS
This release contains forward looking statements within the meaning of securities laws.  The words “will,” “believes,” “expects,” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the volatility and level of oil and natural gas prices, uncertainties inherent in projecting future rates of production from drilling activities, access to cash flows and other sources of liquidity to fund its capital expenditure program, the impact of the current financial crisis on the business of St. Mary and its customers, vendors, and counterparties, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2008 Annual Report on Form 10-K filed with the SEC.  Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.